AMENDMENT NUMBER 1

American International Group, Inc.
Long Term Incentive Plan
(As amended and restated September 8, 2022)

Effective September 18, 2023, Section 6 of the Plan entitled “Vesting and Payout Upon Termination of Employment and Corporate Events” is hereby amended to add a new subsection, B-4 to read as follows:
B-4. Participants Impacted by a corporate transaction. Notwithstanding their date of hire, any Participant whose Employment with the Company ends pursuant to a duly approved corporate transaction will have the following terms apply:
(1)    the Participant’s outstanding PSUs and RSUs will immediately vest and the Shares (or cash) corresponding to the Earned PSUs (based on the performance for the whole Performance Period) or RSUs, as applicable, will be delivered to the Participant on the dates that the applicable Award would otherwise have been delivered if the Participant had continued to remain Employed; and
(2)    (i) any vested Options will remain exercisable, (ii) any unvested time-vesting Options will be deemed to have attained their respective time-vesting requirements, and (iii) any unvested performance-vesting Options will (a) be deemed to have attained their respective time-vesting requirements, if any, and (b) to the extent any performance-vesting requirements have not been achieved, continue to be eligible to vest in accordance with their respective performance-vesting terms. No Options will remain exercisable beyond the expiration date for such Options as specified in the applicable award agreement.
For the avoidance of doubt, the provisions of this Section 6.B-4 shall not be applied to anyone who resigns from employment (for Good Reason or otherwise) before the later of: the closing date for the applicable Corporate Transaction or the date on which Employment with the Company ends due to a corporate transaction.